Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vir Biotechnology, Inc. for the registration of shares of its common stock and preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated February 23, 2026, with respect to the consolidated financial statements of Vir Biotechnology, Inc., and the effectiveness of internal control over financial reporting of Vir Biotechnology, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

November 11, 2026

1